AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT
BY AND BETWEEN TD ASSET MANAGEMENT USA FUNDS INC. AND
TDAM USA INC.

Amendment as of June 29, 2009 to the Investment Management Agreement dated as of October 15, 1996, as amended (the “Agreement”), by and between TD ASSET MANAGEMENT USA FUNDS INC. (the “Company”) and TDAM USA INC., f/k/a TD ASSET MANAGEMENT USA INC. (the “Investment Manager”).

WITNESSETH:

WHEREAS, the Company and the Investment Manager desire to amend the Agreement as hereinafter set forth;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.           The name of the Investment Manager is TDAM USA Inc.

2.           The TDAM Institutional Municipal Money Market Fund is included as a “Portfolio” under the Agreement for all purposes.

3.           For the services provided by the Investment Manager under the Agreement to the TDAM Institutional Municipal Money Market Fund, the Investment Manager will receive an annual fee, payable monthly, on a graduated basis equal to 0.10% of the first $1 billion of average daily net assets of the Portfolio, 0.09% of the next $1 billion of average daily net assets of the Portfolio and 0.08% of average daily net assets of the Portfolio over $2 billion.

4.           With respect to the Portfolio covered by this Amendment, the Agreement shall have an initial term of two (2) years beginning as of the date of this Amendment, unless sooner terminated as provided in the Agreement.

5.           Except as specifically amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.

TD ASSET MANAGEMENT USA
FUNDS INC.

By: /s/ Mark Bell
Name: Mark Bell
Title: President

TDAM USA INC.

By: /s/ Michele Teichner
Name: Michele Teichner
Title: Managing Director